Exhibit 99.2

For Release: February 22, 2010

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI announces first quarter dividend

MURFREESBORO, Tenn. (February 22, 2010) - National Health Investors, Inc. (NYSE:NHI) announced today that it will pay a first quarter dividend of 57.5 cents per common share to shareholders of record on March 31, 2010 and payable on May 10, 2010.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve properties in 20 states and include skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com.